BRF S.A.

Listed Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

Minutes of the 4th Ordinary Meeting of the Board of Directors Held on May 31, 2016

1.           Date, Time and Place: Held on May 31, 2016, at 14:00 hours, in the office of BRF S.A. (“Company”) located at Rua Hungria, Nº 1.400, 5th  floor, Room 5F, in São Paulo City, São Paulo state.

2.           Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.           Summons and Attendance: The summons was duly called within the terms of article 21 of the Company Bylaws, in the presence of all standing members of the Board of Directors: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

4.           Agenda: To decide on: 4.1. The normal granting of stock option purchases of shares issued by the Company; 4.2. The election of the members of the management of companies in Europe; 4.3. The ratification of the contracting of the Related Party of the Company.

5.           Resolutions: The members of the Board of Directors, unanimously and without reservations, made the following resolutions:

5.1.      Stock Options Purchase Plan. Approved the granting of up to 3,351,220 (three million, three hundred and fifty-one thousand, two hundred and twenty) options to buy shares issued by the Company, representing approximately 0.41% of its  capital stock, within the terms of the Stock Options Purchase Plan approved by the Ordinary and Extraordinary General Meeting of the Company, held on April 8, 2015 (the “Plan”), along with the material presented at the meeting, which will be filed at the Company´s head office. It was established that, within the terms of Clause 5.3 of the Plan, the beneficiaries of the options must sign the Option Granting Contract with the Company (“Option Contract”), with the present date established as the date of the granting of the options for the purpose of fixing the strike price. The strike price on the date of the granting of the options will be R$ 46.68 per share, as stated in Clause 7.1 of the Plan. In line with article

BRF S.A.

Listed Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

Minutes of the 4th Ordinary Meeting of the Board of Directors Held on May 31, 2016

171, clause 3 of Law 6.404/76, as amended, and Clause 6.3 of the Plan, the Company shareholders will have no preference right in the granting or exercise of the buy option undertaken through the Option Contract.

5.2.      Election of members of the management of companies in Europe. Within the terms of Article 23, (ii), of the Bylaws, and in accordance with the recommendation of the Company´s Finance, Governance and Sustainability Committee, approved the election of members of the management of companies that are part of the Company located in Europe, in line with the list presented at the meeting, which will be filed at the Company´s head office.

5.3.      Ratification of the contracting with the Related Party of the Company. Within the terms of Article 23, (xxxiv), of the Bylaws, and in accordance with the recommendation of the Company´s Finance, Governance and Sustainability Committee and the Statutory Audit Committee, ratified the contracting of Corall Consultoria Ltda., in relation to the contracts  denominated “Encontro da VP de Legal” (Meeting of the VP of the Legal Area) and “Time de Evolução” (Development Team).

The Company Directors are subsequently authorized to undertake all and any acts and sign all and any documents needed for the implementation of the resolutions hereby approved.

6.           Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

7.           Approval and Signing of the Minutes: There being no further matters to be discussed, the Chairman declared the meeting suspended while the present minutes were drawn up in summary form and then read, approved and signed by everyone present. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack Trisotto – Secretary. Members: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

BRF S.A.

Listed Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

Minutes of the 4th Ordinary Meeting of the Board of Directors Held on May 31, 2016

I hereby certify that the present minutes are an accurate copy of the original which is filed in Book No. 5, pages 61 to 63 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary